Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 19, 2013 relating to the consolidated financial statements that appear in the annual report on Form 10-K of Mast Therapeutics, Inc. for the year ended December 31, 2012.

/s/ PricewaterhouseCoopers LLP

San Diego, California

August 5, 2013